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                                                                   EXHIBIT 10.34

                                                                      [OMG LOGO]

                                                                        OM GROUP

                                                        WORLD HEADQUARTERS

                                                        OM Group, Inc.
                                                        127 Public Square
                                                        1500 Key Tower
                                                        Cleveland, OH 44114-1221

                                                        Tel. 216.781.0083
                                                             800.519.0083
                                                        Fax. 216.781.1502

                                                        www.omgi.com

                              EMPLOYMENT AGREEMENT

            This Agreement between OM Group, Inc. (the "Company"), a Delaware Corporation, located at 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114 and R. Louis Schneeberger ("Executive"), 6950 Woodlands Lane, Solon, OH 44139, is entered into this 16th day of February, 2004.

            WHEREAS, the Company seeks to enter into an Agreement to provide for the Executive's employment with the Company;

            WHEREAS, Executive desires to have executive responsibilities with the Company;

            NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and participation in the Company's bonus program, and intending to be legally bound, the parties agree as follows:

            1. DEFINITIONS. As used in this Agreement:

            (a) "Products" means all products sold or offered for sale by the Company as contained in its catalogs and sales literature, as amended from time to time.

            (b) "Product Information" means descriptions, specifications, numbers, names, suppliers, characteristics, costs, prices, catalogs, sales literature, instructional materials and other information relating to the Products.

            (c) "Account Information" means names, addresses, contact persons, purchasing histories and preferences, prices, purchasing frequency, credit standing and other information relating to the Company's customers or prospective customers and their personnel.

            (d) "Salesmen Information" means the names and addresses of, amounts of commissions and other compensation paid to, sales performance information and Account Information relating to, the Company's Executives.

            (e) "Confidential Information" means Product Information, Account Information, Salesmen Information and all other trade secrets and proprietary information belonging to the Company, and excludes any information in the public domain.

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            2. EMPLOYMENT AND TERM.

            (a) The Company hereby employs or continues to employ Executive in the position of Chief Financial Officer subject to the terms and conditions set forth herein. Unless terminated as provided herein, the initial term of this Agreement shall commence on the date hereof, and expire on February 15, 2005. The term of this Agreement shall, contingent upon Executive's successful achievement of performance expectations, be renewed for successive rolling two-year periods commencing February 16, 2005. In the event either party elects not to renew this Agreement, either party will provide the other party with sixty (60) days written notice prior to the extension of the initial term or any renewal term then in effect. All references to the "term of this Agreement" shall be deemed to refer to the initial term as well as any renewal term then in effect.

            (b) During the term of this Agreement, Executive shall serve as Chief Financial Officer of the Company after the transition period from the previous Chief Financial Officer. Executive will be hired as Vice President of Finance and assume the Chief Financial Officer duties no later than April 1, 2004, or an earlier mutually agreeable date, and have such powers and responsibilities normally and customarily associated with a Chief Financial Officer in a company of similar size and operating in a similar industry, including such other functions and duties as may be assigned by the Chairman and Chief Executive Officer of the Company and the Board of Directors of the Company. Executive shall undertake to perform all his responsibilities and exercise his powers on a full-time basis and in good faith and shall not engage in any business activity that interferes with the performance of his duties hereunder. Executive shall travel as necessary in connection with the performance of his duties hereunder, however, the Executive shall perform his duties and responsibilities primarily in the Cleveland, Ohio metropolitan area. Executive shall report to the Chairman and Chief Executive Officer of the Company and the Board of Directors of the Company. Consistent with his duties as Chief Financial Officer, Executive agrees that in performance of his duties he will act in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and any regulations or rules promulgated thereunder, as the same may be amended from time to time.

            (c) Compensation

                  i. ANNUAL SALARY. The Company shall compensate Executive for his services in accordance with the compensation policies of the Company, as amended from time to time, including the Company's bonus program. The base annual salary during the initial term will be Three Hundred Fifty Thousand Dollars ($350,000), less applicable taxes and withholdings as required by law. Thereafter, the annual base salary will be Three Hundred Fifty Thousand Dollars ($350,000). That base salary may be reviewed annually and increased at the discretion of the Board of Directors and/or the Chief Executive Office or any committee of the Board of Directors authorized to take such action.

                  ii. BONUS. Executive shall be entitled to participate in the Company's performance based bonus program, with a target bonus of Sixty Percent (60%) of Executive's annual base salary. The bonus, if any, shall be determined and paid pursuant to the terms and conditions of the

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                        Company's executive bonus program on the same basis as
                        for the other executive officer participants. The bonus targets for Executive for calendar year shall be established by the Chairman and the Executive within three weeks after the date hereof.

                  iii. STOCK OPTIONS. Upon hire, Executive shall be eligible to participate in the Non-Incentive Stock Option Plan in accordance with the 1998 Long-Term Incentive Compensation Plan. The aggregate number of shares of Common Stock purchasable by Executive is 15,000. The option rights shall be exercised pursuant to the Company's 1998 Long-Term Incentive Compensation Plan Participation Agreement.

            (d) Benefits

                        1. HEALTH & WELFARE. Executive shall be eligible to participate in employee benefit plans, programs, and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time and for as long as the Company sponsors such plans, programs and policies. A copy of the Company's benefit summary is attached hereto as Exhibit A.

                        2. PROFIT SHARING & RETIREMENT SAVINGS. Executive shall be eligible to participate in the Company's Profit Sharing and Retirement Savings Plan. Executive will also be eligible to participate in the Company's Benefit Restoration Plan, a non-qualified deferred compensation plan.

                        3. VACATION. Executive shall be entitled to four weeks (20 days) of vacation and five (5) personal days during each year of the contract, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement. Executive in addition shall have the right to the same holidays as other employees of the Company.

                        4. VEHICLE. Executive shall be eligible to participate in the Company's standard policy on executive vehicles in accordance with the terms and conditions of that policy that may be revised from time to time.

                        5. CLUBS/ORGANIZATIONS. The Company agrees to pay membership dues for membership in a country club of Executive's choosing:

            3. GOOD FAITH EFFORTS; DUTY OF LOYALTY.

            (a) The Executive shall use his good faith efforts to carry out his responsibilities on behalf of the Company and shall devote his entire working time to the performance of those responsibilities during normal business hours. Executive acknowledges that he owes the Company a duty of undivided loyalty in the performance of his employment responsibilities. Per mutual agreement, Executive will be permitted to participate in his current community service projects and outside Board of Director activity.

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            (b) Executive shall not during his employment by the Company engage, either directly or indirectly, as an Executive, officer, director, shareholder, partner or in any other capacity in any business which is competitive with the business of the Company.

            4. CONSIDERATION. Executive acknowledges that he has received full and adequate consideration for entering into this Agreement.

            5. CONFIDENTIAL INFORMATION. Executive acknowledges that during the course of his employment with the Company he will have access to Confidential Information. Executive acknowledges that the Confidential Information has been maintained as confidential by the Company, is highly valuable and proprietary to the Company and that disclosure of it to third parties or unauthorized use of it by Executive would cause the company serious competitive harm.

            6. DISCLOSURE OF PRIOR AGREEMENTS; NON-USE OF THIRD-PARTY TRADE SECRETS.

            (a) Executive represents that he has disclosed to the Company any employment agreements or any other agreement, still in effect, which imposes any restrictions on Executive. Executive represents that except for those restrictions, if any, specifically disclosed on Exhibit B to this Agreement, he is not subject to any restrictions arising from his previous employment.

            (b) Executive further represents that he has not disclosed and will not disclose to the Company and has not used and will not use on the Company's behalf any trade secrets or other confidential and proprietary information belonging to a third party, without consent from that third party.

            7. TERMINATION. During the term of this Agreement, the Company shall have the right to terminate Executive's employment at any time for any reason upon 60 days written notice to Executive and Executive shall also have the right to resign at any time for any reason upon sixty (60) days written notice to the Company.

            (a) Termination Without Cause. If the Company terminates Executive's employment without Cause, the Company shall continue to pay Executive his annual salary in equal monthly payments. In addition, Executive shall have accelerated the vesting and exercisability of any options that would become exercisable within the (12) months following such termination. These payments shall continue until the end of the term specified in the Executive's Agreement, that is twelve
(12) months or twenty-four (24) months, depending on when the termination occurs, during or after Executive's first year of employment with the Company, with a minimum of six (6) months pay. In addition, the Company will pay, when actually determined, the Executive's prorated earned bonus for the year of termination. For the purposes of this Agreement, earned bonus shall mean the bonus, determined based on the actual performance of the Company for the full year in which Executive's employment terminates, that Executive would have earned for the year in which his employment terminates had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed. In the event Executive voluntarily terminates his employment. Executive shall be entitled only to any salary earned, together with any prorated unused vacation or personal days, up to the date of termination.

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            (b) Termination for Cause. If the Company terminates Executive's employment for Cause, the Company's only obligation to Executive shall be to pay Executive his earned but unpaid base salary, if any, up to the date Executive's employment terminates and Executive shall forfeit his right to any unvested benefits described in Section 2(c) and (d) hereof. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required program or policy following the date on which Executive's employment terminates.

      For purposes of this Agreement, "Cause" shall mean (i) Executive's fraud, embezzlement or misappropriation of funds, in each case involving or against the Company or any of its subsidiaries or affiliates; (ii) Executive's indictment for or conviction of any crime which involves dishonesty or a breach of trust or conviction of any felony; (iii) Executive's willful misconduct with respect to the Company or any of its subsidiaries or affiliates which causes material detriment to the Company or any of its subsidiaries or affiliates; or (iv) Executive engages in any material breath of the terms of this Agreement or fails to fulfill his responsibilities hereunder and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within thirty (30) days after written notice thereof is given to the Executive by the Company.

            8. COVENANTS.

            (a) Records and Company Property. Executive shall maintain and keep a general record of his work on behalf of the Company in the manner reasonably directed by the Company or, in the absence of specific direction, in a manner sufficient to document his activities on behalf of the Company. All records and data recorded or generated by Executive during the course of his employment shall remain the property of the Company. Upon the termination of Executive's employment for any reason or, if earlier, upon the Company's request, Executive shall promptly return all Property which had been entrusted to Executive by the Company. Property means all records, files, memoranda reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of the Company of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to the Company or its products or services.

            (b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive's employment by the Company for so long as such information remains a Trade Secret. Trade Secret means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section is intended to provide rights to the Company and its subsidiaries or affiliates that are in addition to, not in lieu of, those

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rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

            (c) Non-Disclosure of Confidential Information. Executive shall not during his employment disclose to any third parties, other than in carrying out his duties hereunder, Confidential Information, and he shall confine use of Confidential Information exclusively to carrying out his employment responsibilities for the Company. Executive shall not after termination of his employment disclose or use in any way for any purpose Confidential Information. Executive shall, immediately upon termination of employment, return to the Company all Confidential Information, as well as any copies of that information and any other material, including handwritten notes, made or derived from that information.

            9. NON-COMPETITION. Executive shall not in the continental United States for a period of two years following termination of employment engage, either directly or indirectly, as an Executive, officer, director, shareholder, partner or in any other capacity in a business which is competitive with the business of the Company. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than five (5%) percent of any publicly traded corporation regardless of the business, in which such corporation is engaged. If, at the time of enforcement of this provision, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period or scope under the circumstances shall be substituted for the period or scope stated herein.

            10. NON-SOLICITATION OF CUSTOMERS OR EMPLOYEES. Executive agrees that, during the term of this Agreement and for a period of two years thereafter, he will not knowingly, directly for himself or for any other person or entity, divert, call on, solicit, or take away or attempt to divert, call on, solicit or take away present or actively solicited prospective employees or, with respect to competitive products or services, any present or actively solicited prospective suppliers or customers of the Company or any of its subsidiaries or affiliates.

            11. REASONABLENESS OF RESTRAINTS; IRREPARABLE HARM; BREACH OF
                AGREEMENT: NO DEFENSE.

            (a) Executive acknowledges that the covenants of paragraphs 8 through 10 of this Agreement are reasonably necessary to protect the goodwill, trade secrets and other business interests of the Company and that they will cause Executive no undue hardship.

            (b) Executive acknowledges that any breach of these covenants will cause the Company immediate irreparable harm for which injunctive relief would be necessary. The non- prevailing party shall pay all reasonable expenses and costs, including attorneys' fees, incurred by the other prevailing party hereto, in any proceeding to enforce the covenants or any other provisions of this Agreement.

            (c) Executive acknowledges that the covenants of paragraphs 10 through 12 of this Agreement are of the essence of this Agreement. They shall be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

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            12. NOTICES. Any notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by any other express delivery technique calling for receipted delivery, as follows:

                  If to Executive:

                  R. Louis Schneeberger
                  6950 Woodlands Lane
                  Solon, Ohio 44139

                  If to the Company:

                  OM Group, Inc.
                  127 Public Square
                  1500 Key Tower
                  Cleveland, Ohio 44114

                  Attention: James P. Mooney

or such other address or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

            13. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, written or oral, with respect to its subject matter.

            14. SEVERANCE OF CLAUSES. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate any of the other provisions of the Agreement. The parties intend that any such provision shall be severed from the Agreement and that the Agreement shall be enforced to the full extent permitted by law.

            15. ASSIGNEES. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, and administrators of Executive, and to the successors and assigns of the Company.

            16. AMENDMENTS. Any provision of this Agreement may be amended with the prior written consent of Executive and the Company.

            17. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio, and both parties consent to venue and personal jurisdiction over them in the courts of that state, including the federal courts, for purposes of construction and enforcement of this Agreement.

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            18. EXECUTIVE HAS READ AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE HAS
READ AND UNDERSTANDS THE COMPLETE AGREEMENT.

            IN WITNESS WHEREOF, the parties have hereunto set their hands in CLEVELAND, ohio, as of the date first above written.

OM GROUP, INC.                                  R. Louis schneeberger

By: /s/ R. Louis Schneeberger                   By: /s/ R. Louis Schneeberger
    -------------------------                       -------------------------

Date: 2-16-04                                   Date: 2-16-2004

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